Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES INTENT TO SELL MEDICAL IMAGING
ASSETS TO PHOTOGEN TECHNOLOGIES

San Diego, CA; and New Hope, PA; November 25, 2002 --- Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB) and Photogen Technologies, Inc. (Nasdaq: PHGND) jointly announced today that they have executed a term sheet for Photogen to acquire all of the assets of Alliance related to medical imaging, including all manufacturing and marketing rights to Imagent(R) (formerly Imavist(TM)), Alliance’s ultrasound contrast agent that was approved by the FDA for marketing in the United States in June 2002. The transaction is subject to completion of due diligence, negotiation of definitive agreements and other contingencies, including Photogen obtaining financing for the acquisition. Under certain circumstances, if the acquisition does not occur Alliance may be required to pay a break-up fee to Photogen. The financing structure contemplated by the term sheet includes Photogen providing to Alliance a cash payment at closing, future payments based on product sales, and bridge financing for Imagent activities prior to the acquisition.

“We believe that this transaction presents the best opportunity for the successful commercialization of Imagent,” said Duane J. Roth, Chairman and CEO of Alliance. “Photogen’s focus on imaging and their emphasis on cardiovascular imaging products, together with the Alliance assets being acquired, provide the basis for broad adoption of Imagent.”

“We are very excited about this acquisition,” said Taffy Williams, Ph.D., President and CEO of Photogen. “Imagent fits well with our strategy to build a franchise in cardiovascular imaging. It immediately strengthens our product pipeline with a product that is already being introduced to the market in addition to PH-50 and N1177, our cardiovascular imaging and lymphography products that are in earlier stages of development.”

About Alliance
Alliance Pharmaceutical Corp. has been developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies. Alliance’s products are intended primarily for use during acute care situations, including cardiology and surgical applications. Imagent is currently being marketed by Alliance in partnership with Cardinal Health, Inc. Oxygent(TM) (perflubron emulsion), an intravenous oxygen carrier, is being developed in the United States, Canada, and Europe in conjunction with Baxter Healthcare Corporation. Additional information about Alliance is available on Alliance’s web site at http://www.allp.com/.

About Photogen
Photogen Technologies, Inc. is developing a platform of innovative imaging products. Current development programs make use of a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs. N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer. The current market for these contrast agents exceeds $1 billion.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10- Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-72844) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information please contact:
Gwen Rosenberg, V.P, Corporate Communications
Alliance Pharmaceutical Corp.
(858) 410-5275

Brooks Boveroux, CFO
Photogen Technologies, Inc
(215) 862-6860

Susan Storan
Noonan Russo Presence
(212) 845-4242